As filed with the Securities and Exchange Commission on October 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIG 5 SPORTING GOODS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4388794
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

Big 5 Sporting Goods Corporation 2019 Equity Incentive Plan

(Full Title of the Plan)

Luke D. Thompson, Esq.

Senior Vice President & General Counsel

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

(Name, address including zip code, and telephone number, including area code, of Registrants’ agent for service)

Copy to: Richard C. Wirthlin, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 310-277-1010

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $.01 par value issuable in respect of awards under the Registrant’s 2019 Equity Incentive Plan	5,715,066	$2.49	$14,230,513	$1,847.12
Common Stock, $.01 par value issuable upon exercise of outstanding options under the Registrant’s 2019 Equity Incentive Plan	20,000	$2.15	$43,000	$5.58
Total:	5,735,066		$14,273,413	$1,852.70

(1)

This Registration Statement (the “Registration Statement”) registers 3,848,803 shares of Common Stock, par value $0.01 per share, of Big 5 Sporting Goods Corporation (the “Registrant”) that may be issued or subject to awards under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”), as well as up to 1,886,263 additional shares of Common Stock that may be issued under the 2019 Plan attributable to awards under the Registrant’s prior equity plans which were outstanding as of April 11, 2019 and which subsequent to that time are forfeited, expire or otherwise terminate, without issuance of shares of Common Stock, or are settled for cash or otherwise do not result in the issuance of shares of Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the 2019 Plan and which may hereinafter be offered or issued pursuant to the 2019 Plan to prevent dilution resulting from adjustments to the outstanding shares of Common Stock of the Registrant, or if the outstanding shares of the Common Stock of the Registrant are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(3)

Estimated solely for the purpose of calculating the registration fee and calculated as follows: (i) with respect to options previously granted under the 2019 Plan covering 20,000 shares of common stock, on the basis of the weighted average exercise price of such option grants, and (ii) with respect to the remaining shares issued or issuable under the 2019 Plan, on the basis of the average of the high and low prices of the Registrant’s Common Stock on October 22, 2019.

EXPLANATORY NOTE

On June 7, 2019, the stockholders of Big 5 Sporting Goods Corporation (the “Company”) approved the Company’s 2019 Equity Incentive Plan (the “2019 Plan”). Pursuant to the terms of the 2019 Plan, the maximum number of shares of Common Stock that may be issued under the 2019 Plan shall be the sum of (i) 3,848,803 newly available shares of Common Stock, and (ii) the number of shares subject to stock options or other awards granted under the Company’s prior equity plans (the “Prior Plans”) which were outstanding as of April 11, 2019 (the “Board Approval Date”) and which subsequently are forfeited, expire or otherwise terminate, without issuance of shares of Common Stock, or are settled for cash or otherwise do not result in the issuance of shares of Common Stock (“Carryover Shares”), with the maximum number of Carryover Shares to be added to the 2019 Plan from the Prior Plans equal to 1,886,263. No further awards were granted under the Prior Plans after the Board Approval Date.

REOFFER PROSPECTUS

260,416 Shares of Common Stock

Big 5 Sporting Goods Corporation

This reoffer prospectus relates to 260,416 shares of our common stock that may be reoffered or resold, from time to time, by certain selling stockholders described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and that have been acquired under the Big 5 Sporting Goods Corporation 2019 Equity Incentive Plan (which we refer to as the “2019 Plan”).

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock by the selling stockholders.

Our common stock is listed on the Nasdaq Stock Market under the symbol “BGFV.” On October 22, 2019, the closing price of our common stock was $2.42 on the Nasdaq Stock Market.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus, dated October 25, 2019

Neither we nor the selling stockholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

PROSPECTUS SUMMARY

Overview

Big 5 Sporting Goods Corporation (“we,” “our,” “us” or the “Company”) is a leading sporting goods retailer in the western United States, operating 434 stores and an e-commerce platform under the “Big 5 Sporting Goods” name as of June 30, 2019. We provide a full-line product offering in a traditional sporting goods store format that averages approximately 11,000 square feet. Our product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

We believe that over our 64-year history we have developed a reputation with the competitive and recreational sporting goods customer as a convenient neighborhood sporting goods retailer that consistently delivers value on quality merchandise. Our stores carry a wide range of products at competitive prices from well-known brand name manufacturers, including adidas, Coleman, Columbia, Everlast, New Balance, Nike, Rawlings, Skechers, Spalding, Under Armour and Wilson. We also offer brand name merchandise produced exclusively for us, private label merchandise and specials on quality items we purchase through opportunistic buys of vendor over-stock and close-out merchandise. We reinforce our value reputation through weekly print advertising in major and local newspapers, direct mailers and digital marketing programs designed to generate customer traffic, drive net sales and build brand awareness. We also maintain social media sites to enhance distribution capabilities for our promotional offers and to enable communication with our customers.

We are a holding company incorporated in Delaware on October 31, 1997. We conduct our business through Big 5 Corp., a 100%-owned subsidiary incorporated in Delaware on October 27, 1997. We conduct our gift card operations through Big 5 Services Corp., a 100%-owned subsidiary of Big 5 Corp. incorporated in Virginia on December 19, 2003.

Our corporate headquarters are located at 2525 East El Segundo Boulevard, El Segundo, California 90245. Our Internet address is www.big5sportinggoods.com.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties and all other information contained in this reoffer prospectus, including the risks and uncertainties concerning our business and an investment in our common stock discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2018, as well as those discussed in our filings with the Securities and Exchange Commission (the “Commission”), together with the other information contained in and incorporated by reference into this reoffer prospectus, before deciding whether to invest in our common stock. All of those “Risk Factors” are incorporated herein by reference in their entirety. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we believe are not material, may also become important factors that adversely affect our business. If any of such risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, our financial condition, our results of operations, our growth strategy and the business of our company generally. In some cases, you can identify such statements by terminology such as “may,” “could,” “project,” “estimate,” “potential,” “continue,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends” or other such terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in our specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower-than-expected profitability of our e-commerce platform or cannibalization of sales from our existing store base which could occur as a result of operating our e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to our leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended December 30, 2018, as well as those discussed in our other filings with the Commission, together with the other information contained in and incorporated by reference into this reoffer prospectus. We caution that the risk factors set forth in this reoffer prospectus are not exclusive. In addition, we conduct our business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. We undertake no obligation to revise or update any forward-looking statement that may be made from time to time by us or on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our common stock by the selling stockholders. We have agreed to pay all expenses relating to registering the common stock covered by this reoffer prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the common stock covered hereby.

SELLING STOCKHOLDERS

This reoffer prospectus covers the reoffer and resale by the selling stockholders listed below of an aggregate of up to 260,416 shares of common stock issued or issuable pursuant to the 2019 Plan, which shares constitute “restricted securities” and “control securities” within the meaning of Form S-8.

The following table sets forth, as of October 22, 2019, certain information regarding the selling stockholders, the shares of our common stock that may be reoffered and resold by this reoffer prospectus, and other common stock beneficially owned by them. The shares of common stock that may be reoffered and resold by this reoffer prospectus were issued or are issuable pursuant to the 2019 Plan. Information with respect to beneficial ownership is based upon information obtained from the Selling Shareholders. Information with respect to “Shares Beneficially Owned prior to Offering” includes the shares issuable upon exercise of all stock options held by the selling stockholders that are exercisable within 60 days of October 22, 2019. “Shares Offered by this Reoffer Prospectus” includes shares which are “restricted securities” that have been acquired or may be acquired by the selling stockholders pursuant to the 2019 Plan. Information with respect to “Shares Beneficially Owned after Offering” and “Percentage of Shares Beneficially Owned after Offering” assumes the sale of all of the shares offered by the selling stockholders under this prospectus but no other purchases or sales of our common stock by the selling stockholders and includes, with respect to each individual selling stockholder, any remaining shares which the selling stockholder has the right to acquire within 60 days of October 22, 2019 (but any such remaining shares are not deemed outstanding for computing the percentage of any other person).

The selling stockholders may offer and sell our common stock under this reoffer prospectus on a continuous or delayed basis, and may elect to sell none, some or all of the common stock set forth below. This reoffer prospectus does not constitute a commitment by the selling stockholders to sell any or all of the stated number of their shares of common stock, and the actual number of shares of common stock offered and sold shall be determined, from time to time, by each selling stockholder at their sole discretion. However, for the purposes of the table below, we have assumed that, after the completion of this offering, all common stock covered by this reoffer prospectus has been sold. In addition, after the date of this reoffer prospectus, a selling stockholder may have sold, transferred or otherwise disposed of all or a portion of such selling stockholder’s common stock since the date of the information in the following table. Information concerning the selling stockholders may change, from time to time, and changed information will be presented in a supplement to this reoffer prospectus if and when required. The table below sets forth, as of October 22, 2019, the following information regarding the selling stockholders:

•	the number of shares of common stock beneficially owned by each selling stockholder prior to this offering;

•	the number of shares of common stock to be offered by each selling stockholder in this offering;

•	the number of shares of common stock to be beneficially owned by each selling stockholder assuming the sale of all of the common stock covered by this reoffer prospectus; and

•

the percentage of our issued and outstanding common stock to be owned by each selling stockholder assuming the sale of all of the common stock covered by this reoffer prospectus based on 21,671,686 shares of common stock issued and outstanding as of October 22, 2019.

All information with respect to the common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the common stock owned by them and covered by this reoffer prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the common stock owned beneficially by them that are covered by this reoffer prospectus, but will not sell any other common stock that they presently own. Each of the selling stockholders is a member of our board of directors as of the date of this reoffer prospectus.

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering		Shares Offered by this Reoffer prospectus		Shares Beneficially Owned after Offering		Percentage of Shares Beneficially Owned After Offering
Sandra N. Bane	7,500	(1)	93,976	(2)	7,500	(1)		*
Jennifer H. Dunbar	67,846	(3)	36,232	(4)	31,614	(3)		*
Van B. Honeycutt	244,553	(5)	36,232	(4)	208,321	(5)		*
David R. Jessick	9,000	(6)	93,976	(2)	9,000	(6)		*

*	Less than one percent.
(1)	Includes 4,500 shares which may be acquired upon the exercise of options exercisable within 60 days of October 22, 2019.
(2)

Includes 36,232 restricted stock units that vest 100% on the earlier of (a) the date of the Company’s 2020 annual stockholders meeting or (b) June 7, 2020, as well as 57,744 additional shares that may be issued in respect of dividend rights on the restricted stock units. Vested shares will be delivered to the selling stockholder on the tenth business day of January following the year in which the selling stockholder’s service as a director terminates. The number of shares issuable in respect of dividend rights was an estimated figure derived after making certain assumptions regarding the Company’s dividend rate, the length of service of each director and the Company’s stock price.

(3)

Includes 16,143 shares of common stock held by Jennifer H. Dunbar, Trustee of the Lilac II Trust dated June 28, 2000, and 4,500 shares which may be acquired upon the exercise of options exercisable within 60 days of October 22, 2019.

(4)	Represents shares of restricted stock that vest 100% on the earlier of (a) the date of the Company’s 2020 annual stockholders meeting or (b) June 7, 2020.
(5)

Includes 165,000 shares of common stock held by the Van B. Honeycutt & Diana H. Honeycutt Living Trust dated September 24, 2001 and 16,000 shares which may be acquired upon the exercise of options exercisable within 60 days of October 22, 2019.

(6)	Includes 9,000 shares which may be acquired upon the exercise of options exercisable within 60 days of October 22, 2019.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of its transferees, distributees, pledgees or donees or their successors may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of the foregoing methods of sale; or

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

From time to time, one or more of the selling stockholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them. Any such distributees, devisees or donees will be deemed to be selling stockholders. Any such pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders.

The selling stockholder and any broker-dealer participating in the distribution of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed, reallowed or paid to broker-dealers.

The selling stockholder may choose not to sell any or may choose to sell less than all of our common stock registered pursuant to the registration statement, of which this reoffer prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay the expenses of the registration of our common stock sold by the selling stockholders, including, without limitation, Commission filings fees, compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. As and when we are required to update this reoffer prospectus, we may incur additional expenses.

Once sold under the registration statement, of which this reoffer prospectus forms a part, our common stock will be freely tradable in the hands of persons other than our affiliates. We have notified the selling stockholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may, at the same time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

LEGAL MATTERS

Irell & Manella, LLP, Los Angeles, California, has passed upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 30, 2018, and the effectiveness of Big 5 Sporting Goods Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the fiscal 13 week periods ended March 31, 2019 and April 1, 2018 and for the fiscal 13 and 26 week periods ended June 30, 2019 and July 1, 2018 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference into this reoffer prospectus information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference in this reoffer prospectus the following documents filed by us with the Commission:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 filed with the Commission on February 27, 2019;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 1, 2019;

(c)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the Commission on July 31, 2019;

(d)	Our Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2019;

(e)	Our Current Reports on Form 8-K, filed with the Commission on January 14, 2019, February 26, 2019, April 30, 2019, June 11, 2019, July 30, 2019, August 22, 2019 and October 11, 2019; and

(f)	The description of our common stock contained in Form 8-A, including any exhibits thereto, filed with the Commission on June 6, 2002.

In addition, all other documents filed (not furnished) by us pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this reoffer prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part of this reoffer prospectus from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this reoffer prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be read and copied at the Securities and Exchange Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.big5sportinggoods.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Commission. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: Big 5 Sporting Goods Corporation, 2525 East El Segundo Boulevard, El Segundo, California 90245, Attention: Legal Department.

260,416 Shares of Common Stock

Big 5 Sporting Goods Corporation

October 25, 2019

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by Big 5 Sporting Goods Corporation, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018 filed with the Commission on February 27, 2019;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 1, 2019;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the Commission on July 31, 2019;

(d)	the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2019;

(e)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 14, 2019, February 26, 2019, April 30, 2019, June 11, 2019, July 30, 2019, August 22, 2019 and October 11, 2019; and

(f)

the Registrant’s Registration Statement on Form 8-A, including any exhibits thereto, filed with the Commission on June 6, 2002 (Commission File No. 000-49850) pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

As permitted by Section 145 of the DGCL, the Registrant’s Amended and Restated Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that limits a director’s personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL and the Registrant’s Amended and Restated Bylaws, the Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

In addition, the Registrant has entered into contracts with its directors and officers pursuant to which the Registrant agrees to provide and maintain directors’ and officers’ insurance and further agrees to provide indemnification of such directors and officers to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

The restricted securities that may be reoffered or resold by the selling stockholders pursuant to the reoffer prospectus included herein were issued or are issuable pursuant to stock awards granted under the 2019 Plan and were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2), as transactions by an issuer not involving a public offering.

Item 8.	Exhibits.

See the attached Exhibit Index at page II-4, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Amended and Restated Bylaws of the Registrant (2)

5.1	Legal Opinion of Irell & Manella LLP (3)

15.1	Letter of Awareness of Deloitte & Touche LLP (3)

23.1	Consent of Irell & Manella LLP (4)

23.2	Consent of Deloitte & Touche LLP (3)

24.1	Power of Attorney (5)

99.1	Big 5 Sporting Goods Corporation 2019 Equity Incentive Plan (6)

99.2	Form of Stock Option Agreement and Stock Option Grant Notice for use with 2019 Equity Incentive Plan. (7)

99.3	Form of Restricted Stock Agreement and Restricted Stock Grant Notice for use with 2019 Equity Incentive Plan. (7)

99.4	Form of Restricted Stock Unit Agreement and Restricted Stock Unit Grant Notice for use with 2019 Equity Incentive Plan. (7)

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed March 31, 2003.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed July 10, 2015.
(3)	Filed herewith.
(4)	Included in Legal Opinion of Irell & Manella LLP filed as Exhibit 5.1 to this Registration Statement.
(5)	Included on the signature pages filed with this Registration Statement.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed June 11, 2019.
(7)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed July 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Segundo, state of California, on this 24th day of October, 2019.

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ Barry D. Emerson
Barry D. Emerson
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Miller, Barry D. Emerson and Luke D. Thompson, and each of them, his or her attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven G. Miller Steven G. Miller	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 24, 2019

/s/ Barry D. Emerson Barry D. Emerson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 24, 2019

/s/ Sandra N. Bane Sandra N. Bane	Director	October 24, 2019

/s/ Colleen B. Brown Colleen B. Brown	Director	October 24, 2019

/s/ Stephen E. Carley Stephen E. Carley	Director	October 24, 2019

/s/ Jennifer H. Dunbar Jennifer H. Dunbar	Director	October 24, 2019

/s/ Van B. Honeycutt Van B. Honeycutt	Director	October 24, 2019

/s/ David R. Jessick David R. Jessick	Director	October 24, 2019